Exhibit 10.19

Execution Version

EXECUTIVE RETENTION AGREEMENT

This agreement (this “Agreement”) is entered into as of November 13, 2021, by and between Kelvin L. Davis (“KLD”) and TPG Partner Holdings, L.P. (“TPH” and, together with various entities affiliated therewith, “TPG”).

WHEREAS, this Agreement shall automatically become effective as of the Closing (as such term is defined in that certain letter agreement between KLD and TPG dated as of November 13, 2021) (the “Effective Date”);

WHEREAS, contemporaneously with the effectiveness of this Agreement, the parties have terminated that certain agreement entered into in 2017 concerning certain matters relating to KLD’s employment; and

WHEREAS, the parties desire to enter into this Agreement to incentivize KLD to remain employed by TPG.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Binding Agreement. The parties hereto agree that the terms set forth in this Agreement, including Annex A (which is incorporated into this Agreement), shall be binding on the parties hereto and govern the employment arrangement between KLD and TPG. To the extent any matters are not expressly covered by this Agreement (including Annex A), then TPG’s generally applicable firm policies and procedures shall apply (including, for the avoidance doubt, with respect to applicable restrictive covenants, to the extent applicable).

2.

Governing Law; Jurisdiction; Third Party Beneficiaries. Any disputes, controversies or claims under this Agreement will be subject to binding arbitration by a three-party panel in Tarrant County, Texas; one panelist to be appointed by TPG, one panelist by KLD and one selected by the panelists (or selected under American Arbitration Association rules if TPG’s and KLD’s respective nominees cannot select a third nominee within 30 days). The law governing any relevant existing agreement among the parties will govern any amendment thereto or any dispute thereunder. This Agreement will be governed by Texas law. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns (provided that KLD’s rights as a Good Leaver or Very Good Leaver shall be enforceable in the event of his death or Disability by his estate or applicable personal investment vehicles or estate planning vehicles).

3.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, the 2017 agreement referred to in the recitals hereto).

4.	Effective Date. This Agreement shall automatically become effective as of the Effective Date and shall be null and void if the Effective Date does not occur.

[Signature pages follow]

Please acknowledge your acceptance and agreement to the foregoing matters by signing the enclosed copy of this Agreement and returning such copy to us.

TPG Partner Holdings, L.P. By: TPG Group Advisors (Cayman), Inc., its general partner

By:	/s/ Jon Winkelried
Name: Jon Winkelried
Title: Chief Executive Officer

Accepted and agreed:

/s/ Kelvin L. Davis

Kelvin L. Davis

[Signature page to KLD Executive Retention Agreement]

Annex A: Executive Retention Terms

Confidentiality. Subject to applicable laws, regulations and stock exchange requirements, the parties will treat the contents hereof and the documentation contemplated hereby as confidential (subject to customary limitations); provided, however, that nothing herein shall supersede any confidentiality requirements or obligations of a party pursuant to any agreements between the parties (and/or their respective affiliates).

Structure. The relationship will continue to be one of “at will” employment subject to the retention, separation and other additional understandings summarized below.

Defined Terms. The following terms shall have the meanings ascribed to them below, whether or not in conflict with the same terminology used in agreements to which KLD is party:

“Bad Leaver” means termination of employment for Cause or resignation other than as a Good Leaver or Very Good Leaver.

“Cause” means: (i) indictment in respect of a felony or other crime involving moral turpitude under US Federal or state law or foreign law; (ii) material breach of the governing agreements for his interests; (iii) material and sustained failure to perform duties (other than due to death / Disability); (iv) fraud, embezzlement, theft or misappropriation (whether or not in providing services to TPG); or (v) gross negligence in services to TPG; provided that in the case of clauses (ii), (iii) and (v), reasonable notice and a reasonable period for the opportunity to cure have first been provided.

“Disability” shall have the meaning set forth in the PubCorp Separation Policy (as amended from time to time) applicable to all other Senior Executives who are on the Board of Directors of PubCorp following the IPO.

“Good Leaver” means any one or more of the following:

•	Death

•	Disability

•

“Retirement,” meaning KLD (i) voluntarily separates from TPG on or after the earlier of (x) December 31, 2026 and (y) the date when the capital commitments to TREP IV are 80% invested, committed or reserved (which date shall be no earlier than December 31, 2025), (ii) gives at least 180 days’ notice (subject to rescission by KLD for the first 90 days) and (iii) uses commercially reasonable efforts to cooperate with the transition. It is acknowledged that meaningful actions to effectuate such a retirement (including notifying investors and other key relationships) may need to be put in motion substantially sooner due to fundraising and other practical considerations.

•	Resignation for Good Reason.

“Good Reason” means any one or more of the following (without KLD’s prior written consent) subject to reasonable notice and reasonable opportunity to cure:

•	Direct reporting to persons other than to the CEO or the Executive Committee.

•	KLD required to office elsewhere than in the San Francisco or Los Angeles areas.

“IPO” means the initial underwritten public offering of PubCorp.

“PubCorp” means TPG Partners, Inc.

“Senior Executives” means the TPG senior partners (excluding TPG founders, CEO and executive chairman).

“Very Good Leaver” means any one or more of the following (subject to reasonable notice and reasonable opportunity to cure):

•	Breach by TPG of any material provision of the terms of this Agreement.

•	Termination of KLD’s employment by TPG without Cause.

Consequences of Termination Under Scenarios Described.1

	KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver
KLD’s Carried Interest (promote) in TPG Real Estate I investments[2], all then existing TPGRE Partners Funds and then-existing TAC+ SMA[3][4]	No further vesting

KLD fully vested (vesting accelerated) in all investments made during his tenure (excluding follow-on investments in those deals made following KLD’s departure).

Any right to unwind or to repurchase or dilute such vested interests at Fair Market Value is waived (other than the 20% holdback)

Same as Good Leaver (but not subject to the 20% holdback), and in addition, with respect to each of TREP and TAC+ SMA, KLD retains Carried Interest economics for remainder of the current Fund[5] at his then level on a fully vested basis, and will have at least 25% of his

[1]

Note: The treatment of any equity interests held by KLD that is not specified in this table shall be in accordance with generally applicable firm policies. To the extent of any conflict between the express terms of this Annex A and the generally applicable firm policies, this Annex A shall govern. With respect to any matters not specified in this Annex A, the generally applicable firm policies shall govern.

[2]	As defined in the TPGRE track record to encompass real estate investments by TPG Partners VI and DASA vehicles
[3]	Including parallel SMAs and all successors thereto within the TAC+ strategy (regardless of whether closed or open-ended).
[4]	For the avoidance of doubt, this term does not include or apply to Carry Pool.
[5]

Meaning (i) each commingled real estate fund sponsored by TPG RE Partners (i.e. TREP II, TREP III and all successors), in each case including associated co-investment vehicles and managed accounts and (ii) the TAC+ SMA and all successors (each, a “Fund” and references to the “current Fund” shall refer to the then-current TREP fund or TAC+ fund, as applicable (ie, the most recently raised/closed fund in the TREP or TAC+ family of funds, as applicable.)

KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver

To the extent TAC+ or other strategies are represented by perpetual vehicles, KLD fully vested (vesting accelerated) in all investments made during his tenure (excluding follow-on investments in those deals made following KLD’s departure).

highest current Fund level of Carried Interest on a fully vested basis in a successor Fund or Funds (including “separate accounts” and other promote-paying vehicles) that in the aggregate, based on total capital commitments or the equivalent, are twice the size of the current Fund as of the time of departure, and that deliver at least 50% of total dollars at work for KLD in such current Fund.

To the extent TAC+ is represented by perpetual vehicles, with respect to such vehicles KLD retains Carried Interest economics for investments made during his tenure at his then level on a fully vested basis, and will have 25% of such level of Carried Interest on a fully vested basis in investments made by such vehicle during the period commencing on his departure and ending on the last day of the investment period of the successor to the then-current TREP Fund.

	KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver
Holdings Shares Granted With Respect To TAC+	No further vesting	No further vesting; provided that if Good Leaver is for Good Reason or Retirement, (i) eligibility for satisfaction of performance vesting condition extended for 2 years post-departure and (ii) for such time-vested Shares, 2-year forward vesting	No further vesting; provided that (i) eligibility for satisfaction of performance vesting condition continues post-departure (not limited to two (2) years) and (ii) for such time-vested Shares, 2-year forward vesting

RSUs (issued as part of annual bonuses: 3-year vesting)	No further vesting	Vesting consistent with firm policy applicable to Senior Executives generally	Same as Good Leaver

TRT Economic Interests	Pro rata payout of performance fee payments through date of departure No further vesting on share grants

KLD to receive ongoing annual payments of net performance fees (based on his most recent percentage level at date of departure), if any, for balance of the year of departure and next full year, without dilution or adjustment

No further vesting on share grants

KLD to receive annual payments of net performance fees (based on his most recent percentage level at date of departure), if any, for balance of the year of departure and next three full years without dilution or adjustment

No further vesting on share grants

TPH Legacy Units and RemainCo Units	Per relevant agreements	In respect of vesting (if applicable), treated same as death or disability (2-year forward vesting), no years outstanding or other threshold	Same as Good Leaver

	KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver
TPGRE Adjustment Units	No further vesting

No adjustments or forward vesting (vesting milestones as provided in the agreements); provided that if Good Leaver is for Good Reason, eligibility for satisfaction of performance vesting condition extended for 2 years post-departure

No special anti-dilution protections

No adjustments or forward vesting (vesting milestones as provided in the agreements); provided that eligibility for satisfaction of performance vesting condition continues post-departure (not limited to two (2) years)

No special anti-dilution protections

TPG Capital Vintage Shares (excluding interest in TPG Real Estate I investments included above)	Per relevant agreements	If for Retirement or resignation for Good Reason, TPG’s right to repurchase, dilute, or holdback (other than the 20% holdback) is waived	KLD fully vested/accelerated, and otherwise same as for Retirement or Resignation for Good Reason, but not subject to the 20% holdback

Termination Payment	None	KLD entitled to pro rata portions through departure date of: (i) salary and (ii) year-end discretionary compensation payment (Carry Pool incentive payment and RSU grant, if applicable) (based on prior year if not yet determined) (any equity component of such compensation to be fully vested at issuance); and, if based on resignation for Good Reason, another year at same level for each	Same as Good Leaver

	KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver
Treatment of Co-investment	Per relevant agreements	Per relevant agreements (for avoidance of doubt, free of promote and fees); will be offered same financing as senior TPG executives or retired senior executives (subject to lender consent and requirements)[6]	Same as Good Leaver

Competition, Investor Solicitation And Use Of Track Record	Per applicable firm policy	Per applicable firm policy	Per applicable firm policy

Non-Solicitation of Employees	Per applicable firm policy	Per applicable firm policy	Per applicable firm policy

Confidentiality, Non-Disparagement and Work in Process	Per applicable firm policy	Per applicable firm policy	Per applicable firm policy
Access to Information	Right to receive: • Distribution calculations and related support for retained equity (if any) relating to both PubCo and RemainCo (subject to customary confidentiality obligations)

Right to receive (upon reasonable request and subject to customary confidentiality obligations):

•   Distribution calculations and related support;

•   Copies of quarterly and annual financial statements for all direct and indirect investment vehicles (including downstairs funds and top-tier vehicles housing outside investors’ positions) in respect of all investment vehicles (other than TPG Operating Group / PubCorp.) in which KLD holds an economic interest, that are otherwise prepared and made available to TPG partners and investors;

Same as for Good Leaver

[6]	NTD: Executive financing arrangements TBD, subject to firm policies in connection with public company considerations.

KLD Bad Leaver	KLD Good Leaver	KLD Very Good Leaver

•   Any reporting and communications sent to investors in vehicles described above;

•   Copies of entity legal agreements including any amendments or waivers in such vehicles;

•   Valuation reports and opinions with respect to vehicles included above to the extent prepared and made available to TPG partners and/or investors;

•   Reasonable ongoing access to and consultation with TPG tax advisors